MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

QUANTUM GENERATIVE MATERIALS LLC (“SELLER”),

AND

COMSTOCK MINING INC. (“BUYER”)

JUNE 24, 2021

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), effective as of JUNE 24, 2021 (“Effective Date”), is entered into by and among QUANTUM GENERATIVE MATERIALS LLC, a Wyoming limited liability company (“Seller”), COMSTOCK MINING INC., a Nevada corporation (“Buyer” and, together with Seller, sometimes referred to individually herein as a “Party” and, collectively, as the “Parties”).
WHEREAS, the Parties are executing and delivering this Agreement in reliance upon an exemption from securities registration pursuant to Section 4(2), Rule 506 of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
WHEREAS, the Parties are party to that certain Letter Agreement dated May 14, 2021 (the “Letter Agreement”), a copy of which is attached hereto as Exhibit A pursuant to which the Parties have agreed to enter into a series of transactions, including the transactions described hereunder, involving the purchase by Buyer of five percent (5%) of Seller’s fully-diluted issued and outstanding equity, consisting of 50,000 Seller Class A Common Units (the “Seller Units”), at a post-money valuation of $1,000,000,000.00 (“Post-Money Valuation”), or $1,000.00 per Class A Common Unit and a total of $50,000,000.00 in purchase price proceeds, on and subject to the terms and conditions hereof.
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain Seller Units in exchange for the Purchase Price, on and subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions
1.1 Certain Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1.0 and, as may be applicable, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and any and all other documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith, and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein (collectively, the “Transaction Documents”).
2.Purchase and Sale
2.1 Acquisition. On and subject to the terms and conditions of this Agreement and applicable Transaction Documents, in exchange for the Purchase Price, Seller shall certificate, issue, and deliver the Seller Units to Buyer in accordance with the terms set forth in Schedule 2.1, free and clear of all Liens other than Permitted Encumbrances. As used herein, the term “Acquisition” shall mean and refer to the purchase by Buyer of the Seller Units as described on Schedule 2.1.
2.2 The Closing. Upon the terms and subject to the conditions hereinbefore and hereinafter set forth, the consummation of this Agreement and the Acquisition contemplated herein (the “Closing”) shall take place on a TIME OF THE ESSENCE basis after execution of this Agreement, or, if all of the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied. As used herein, the term “Effective Date” shall additionally mean and refer to the date on which the purchase of the Seller Units by Buyer shall be deemed to be effective. The Closing may take place by delivery and exchange of documents by electronic mail with originals to follow by overnight courier.
2.3 Deliveries and Actions of Seller at Closing. At or prior to the Closing, Seller shall deliver (or cause to be delivered) to Buyer the documents, instruments, agreements and other materials itemized in Schedule 2.3.
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2.4 Deliveries and Actions of Buyer at Closing. At or prior to the Closing, Buyer shall deliver (or cause to be delivered) to Seller (as applicable) the documents, instruments, agreements and other materials itemized in Schedule 2.4.
2.5 Taking of Necessary Action; Further Action. The Parties shall take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement on the Effective Date.
3.Representations and Warranties Relating to the Seller
Seller represents and warrants to Buyer that the representations and warranties of Seller contained in this Section 3 shall be true, correct and complete in all material respects as of the Effective Date and as of each applicable Milestone Closing, except for such representations and warranties that speak to an earlier date, which shall remain true and correct as of such earlier date and except for changes resulting from any event approved by a Majority Vote of the Management Committee or the Members of Seller (as provided pursuant to the Operating Agreement), subject to and except as set forth in the Seller Disclosure Schedule delivered to Buyer on the date hereof and on the date of each Milestone Closing. Nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.
3.1 Organization, Good Standing, Corporate Power. Seller is duly organized, validly existing and in good standing under the laws of Wyoming. Seller is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Seller has full limited liability company power and authority to carry on its business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
3.2 Ownership of the Units, No Voting Trusts. All of the issued and outstanding Class A Common Units of Seller (the “Units”), evidencing ownership of membership interests in Seller, are duly authorized, validly issued, fully paid and non-assessable. Seller is not bound by, nor has Seller granted to any other Person, any option, warrant, calls, purchase or other right or other contractual obligation (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights), orally or in writing, with respect to any membership interests or units of Seller or that could require Seller to sell, issue, grant, transfer or otherwise dispose of any or all of Seller’s membership interests or units, or any securities convertible into or exchangeable for membership interests or units in Seller. There are no voting trusts, commitments, undertakings, understandings or other restrictions to which Seller is a party which directly or indirectly limit or restrict in any manner, or otherwise relate to, the sale or other disposition of the Units.
3.3 Authorization. Seller has the requisite power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
3.4 Subsidiaries. Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Seller is not a participant in any joint venture, partnership or similar arrangement.
3.5 No Violation or Approval.
3.5.1 Subject to and except as set forth in the Seller Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by Seller, or the consummation or performance of any of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time): (i)
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Breach or otherwise conflict with any provision of the Organizational Documents of Seller, or contravene any resolution adopted by the officers, managers, or members of Seller; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which Seller may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of Seller, or that otherwise relates to Seller, or the Seller Business; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Seller is a party or by which Seller is bound; or (vi), result in the imposition or creation of any Lien on Seller, or the Seller Business.
3.5.2 Subject to and except as set forth in the Seller Disclosure Schedule, Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, the other Transaction Documents or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Seller Business, either before or after the Closing, and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to Seller that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Effective Date.
3.6 Litigation. Except as set forth in Section 3.6 of the Seller Disclosure Schedule (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), (i) there is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller that relates to or may affect Seller, or Seller’s Business, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions; (ii) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding; (iii) there is no Order to which Seller, or Seller’s Business are subject or that in any way relates to or could reasonably be expected to affect Seller, or Seller’s Business; (iv) no officer, director, member, manager, agent or employee of Seller is subject to any Order that prohibits such officer, director, member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Seller Business; (v) Seller is, and at all times has been, in compliance with all of the terms and requirements of any Order; (vi) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order; and (vi), Seller has not received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.
3.7 Seller Financial Matters. Except as set forth in the Seller Disclosure Schedule, Seller has not entered into any transactions, earned, incurred, or accrued any items of revenue or expense. Subject to and except as disclosed in the Seller Disclosure Schedule, Seller has not incurred any Liability, and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability.
3.8 Taxes. Since its formation, Seller was not required to file any Tax Returns or to withhold taxes with respect to employees and independent contractors.
3.9 Title to Units. Except for permitted encumbrances as defined and itemized in Section 3.9 of the Seller Disclosure Schedule (the “Permitted Encumbrances”), Seller has good and valid title to the Seller Units to be issued and sold hereunder, free and clear of all Liens. Seller shall transfer the Seller Units to Buyer, free and clear of all Liens other than Seller’s Permitted Encumbrances.
3.10 Title to Assets. Except for Seller’s Permitted Encumbrances, Seller has good and valid title to its intellectual property and other assets, free and clear of all Liens as defined and itemized in Section 3.10 of the Seller
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Disclosure Schedule (“Seller Assets”). Section 3.10 of the Seller Disclosure Schedule contains a complete and accurate list and summary of all intellectual property owned or possessed by Seller, or which Seller has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”).
3.10.1 Real Property; Tangible Personal Property. Seller does not own, lease or sublease real property or any Tangible Personal Property.
3.10.2 Intangible Personal Property; Intellectual Property Assets. The Seller Assets include all of the intellectual property necessary for the operation of the Seller Business. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens except for Seller’s Permitted Encumbrances. Seller has the right to use all of the Intellectual Property Assets without payment to any third party. Seller owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission, or free and unrestricted availability to general public, all of the Intellectual Property Assets used by Seller, subject to the terms of applicable agreements itemized in the Seller Disclosure Schedule. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither Seller nor its members, managers, officers or employees have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). Except as disclosed in the Seller Disclosure Schedule, to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of Seller.
3.11 Intellectual Property.
3.11.1 Seller owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Assets without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Seller has not received any communications alleging that Seller has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.
3.11.2 No product or service marketed or sold (or proposed to be marketed or sold) by Seller violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.
3.11.3 Other than with respect to commercially available software products under standard end-user object code license agreements, new technology licensed by Seller following the Closing and as set forth in the ACME Agreement, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property Assets, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
3.11.4 Seller has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Seller Business.
3.11.5 Each employee and consultant of Seller has assigned to Seller all intellectual property rights he or she owns that are related to the Seller Business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Seller that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Seller Business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of Seller’s time or with the use of any of Seller’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for Seller. To Seller’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Seller, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.
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3.11.6 Section 3.10 of the Seller Disclosure Schedule lists all Intellectual Property Assets, including all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by Seller.
3.11.7 Seller has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of Seller to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Intellectual Property Assets (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of Intellectual Property Assets; (iii) the creation of any obligation for Seller with respect to Intellectual Property Assets owned by Seller, or the grant to any third party of any rights or immunities under Intellectual Property Assets owned by Seller; or (iv) any other limitation, restriction or condition on the right of Seller with respect to its use or distribution of any Intellectual property Assets.
3.11.8 Except as set forth in Section 3.11 of the Seller Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of Seller’s Intellectual Property Assets. No Person who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Seller’s rights in its Intellectual Property Assets.
3.12 Operations in Conformity with Law, Etc. (i) Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of Seller, Seller’s assets, and the Seller Business; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
3.13 No Employees or Independent Contractors. Since its formation, Seller has not employed or engaged any person or entity, whether as an employee or independent contractor.
3.14 Permits. Seller does not possess or hold, and is not required to possess or hold, any permits, licenses, Consents, Governmental Authorizations and Approvals (collectively, the “Permits”) in connection with performing its obligations, or owning, constructing, operating and developing the Seller Business.
3.15 Contractual Obligations. The only Contracts to which Seller is a party are the Transaction Documents, and correct and complete copies of all such Transaction Documents have been provided to Buyer. Except as set forth in applicable Transaction Documents, Seller does not have and may not acquire any rights under any Contract. (i) the Transaction Documents are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) Seller is, and at all times has been, in compliance with all applicable terms and requirements of the Transaction Documents; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Transaction Documents; (iv) no party to the Transaction Documents has threatened to terminate its business relationship with Seller for any reason; and (v) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual,
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alleged, possible or potential Breach of any Transaction Documents. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under the Transaction Documents with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
3.16 Bank Accounts. The Seller Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of Seller, specifying the account numbers and the authorized signatories or persons having access to them.
3.17 Insurance. The Seller Disclosure Schedule accurately sets forth a list of all current policies of insurance held by Seller. All such policies of insurance are in full force and effect, and no notice of cancellation has been received with respect thereto, and all premiums owed to date have been paid in full.
3.18 Affiliated Transactions. Except as set forth in the Seller Disclosure Schedule, no member, employee, or any members of their immediate families owns, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, any interest in any corporation, partnership, firm or other entity which has any agreement, arrangement or other contractual relationship with Seller.
3.19 Charter, Minutes, Operating Agreement and Permits. Seller has heretofore delivered or caused to be delivered (or will hereinafter deliver or cause to be delivered prior to the Effective Date) to Buyer or its counsel accurate and complete copies of its Articles of Organization, Operating Agreement, written consents, minutes of the meetings of its members and managers, and membership books. Nothing contained in any of the foregoing prevents or adversely affects the consummation of the transactions contemplated by this Agreement. True and correct copies of the Articles of Organization and Operating Agreement, as amended, of Seller are attached hereto and made a part hereof as Exhibit B (“Seller’s Corporate Documents”), each of which is in full force and effect and has not been amended or modified in any way.
3.20 Restrictive Covenants. Seller is not party to or bound or affected by any commitment, agreement or document which limits the freedom of Seller to compete in Seller’s Business as contemplated by the Transaction Documents, or which does or could materially and adversely affect the Seller Business after the Closing.
3.21 Corrupt Practices. Except in compliance with all Legal Requirements, neither Seller nor any of its Related Persons, or each of their respective officers, directors, managers, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Seller for the purpose of attracting business to Seller, or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.
3.22 Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller agrees to indemnify and hold harmless Buyer from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Seller or any of its officers, employees or representatives is responsible.
3.23 No Omissions. No other information provided by or on behalf of Seller to Buyer, including, without limitation, information referred to in this Agreement and the other Transaction Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.Representations and Warranties Relating to Buyer
Buyer represents and warrants to Seller that the statements contained in this Section 4 are true, correct and complete as of the Effective Date.
4.1 Organization, Good Standing, Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of Wyoming. Buyer is qualified to do business and is in good standing as a foreign Person in each jurisdiction in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. Buyer has full corporate power and authority to carry on its
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business, to own and use the properties owned and used by it and to perform its obligations under this Agreement and the other Transaction Documents.
4.2 Authorization. Buyer has the requisite power and authority to enter into, execute, deliver and perform this Agreement and the other Transaction Documents, and to consummate all transactions contemplated thereby. This Agreement is the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.
4.3 Investment Purpose. Buyer is acquiring the Seller Units for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.
4.4 Accredited Investor Status. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.
4.5 Reliance on Exemptions. Buyer understands that the Seller Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Seller Units.
4.6 Information. Buyer and its advisors, if any, have been furnished with all materials they have requested relating to the business, finances and operations of Seller and information Buyer deemed material to making an informed investment decision regarding its purchase of the Seller Units. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of Seller and its management. Neither such inquiries, nor any materials provided to Buyer, nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives, shall modify, amend or affect Buyer’s right to fully rely on Seller’s representations and warranties herein. Buyer understands that its investment in the Seller Units involves a high degree of risk.
4.7 No Governmental Review. Buyer understands that no United States federal or state Governmental Authority has passed on or made any recommendation or endorsement of the Seller Units, or the fairness or suitability of the investment in the foregoing, nor have such Governmental Authorities passed upon or endorsed the merits of the offering of the Seller Units.
4.8 Corrupt Practices. Except in compliance with all Legal Requirements, neither Buyer, nor any of its Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (i) any employees, Representatives or agents of any customers of Buyer for the purpose of attracting business to Buyer, or (ii) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.
4.9 Brokers, Finders, Etc. No broker, finder or investment banker or other party is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer agrees to indemnify and hold harmless Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Contemplated Transactions (and the costs and expenses of defending against such liability or asserted liability) for which Buyer or any of its officers, employees or representatives is responsible.
5.Covenants Relating to Seller
5.1 Best Efforts. Seller shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.
5.2 Restrictions on Transfer, Proxies and Noninterference. Seller shall not, directly or indirectly, except pursuant to the terms of this Agreement (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all shares of Buyer Common Stock; (ii) grant any proxies or powers of attorney, deposit any such Buyer Common Stock into a voting trust or enter into a voting agreement with respect to any shares of Buyer Common Stock; or (iii) take any action
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that would make any representation or warranty contained in Section 3 untrue or incorrect or have the effect of preventing or disabling any Entity from performing its obligations under this Agreement or the other Transaction Documents.
5.3 Registration and Exemption. Seller agrees and acknowledges that the Buyer Common Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act; or (ii) an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) has been provided to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”); or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Seller who is an Accredited Investor (as defined in the Securities Act), and who agrees to sell or otherwise transfer the membership interests only in accordance with this Section 5.3. Until such time as the shares of Buyer Common Stock have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Buyer Common Stock that have not been so included in an effective registration statement, or that have not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:
“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”
5.4 Further Assurances; Cooperation. Seller shall use its best efforts to cooperate with Buyer and to diligently perform under the Transaction Documents. At and after the Closing, Seller shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request to convey and transfer effectively the Seller Units.
6.Covenants Relating to Buyer
6.1 Best Efforts. Buyer shall use its best efforts timely to satisfy each of the conditions to be satisfied by it hereunder.
6.2 Further Assurances; Cooperation. Buyer shall use its best efforts to cooperate with Seller and to diligently perform under the Transaction Documents. At and after the Closing, Buyer shall execute and deliver such further instruments as Seller may reasonably request to convey and transfer effectively the Buyer Common Stock and any and all amounts due and payable thereunder, or which may otherwise be due and payable under any Transaction Document.
7.Corporate Matters
7.1 Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing (unless required sooner to meet the reasonable IRS filing requirements of one of the parties) the parties agree to complete
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duplicate IRS Form 8594 (“Seller Acquisition Statement”) as required by the Internal Revenue Code. The parties further agree to make no change or alteration of the Form 8594 and to file no Supplement Statement Form 8594 without at least fifteen (15) days prior written notice to the other party of the nature and extent of the changes, which notice shall include the revised or Supplemental Statement Form 8594.
7.2 Indemnification.
7.2.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.
7.2.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Buyer in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Buyer pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Buyer or its Related Persons; or (iii) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.
7.2.3 Indemnification by Seller. Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Buyer and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with: (i) any Breach of any representation, warranty, covenant, obligation or agreement made by Seller in the Transaction Documents, the Schedules and Exhibits hereto, the certificates delivered hereunder, any transfer instrument, or any other certificate, document, writing or instrument delivered by Seller pursuant to or otherwise in connection with the Transaction Documents; (ii) any Liability of Seller or its Related Persons; (iii) any Liability of Seller based on facts, events or circumstances occurring before the Effective Date, or arising out of or in connection with the ownership and operation of Seller, Seller’s assets, and the Seller Business prior to the Effective Date, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date; (iv) any Liability of Seller to any Related Person (except in connection with Permitted Encumbrances prior to the date on which Buyer has fully performed under the Transaction Documents); or (v) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller in connection with this Agreement or any of the Contemplated Transactions
7.2.4 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.
7.2.5 Other Remedies. The foregoing right of any setoff provisions, holdback provisions and indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have in connection with this Agreement and the Contemplated Transactions.
8.Additional Actions and Transactions.
8.1 Access to Information; Confidentiality. Upon reasonable notice, Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Effective Date, to all properties, books, contracts, commitments and records of Seller; and, during such period, Seller shall furnish promptly to Buyer, as the case may be, all information concerning Seller’s Business, properties and personnel as such parties may reasonably request, and Seller shall make available to Buyer and its
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representatives the appropriate individuals, including attorneys, accountants and other professionals for discussion of Seller’s Business, properties and personnel as such parties may reasonably request.
8.2 Continued Disclosure. From time to time, on and prior to the Effective Date, Seller shall promptly notify Buyer upon becoming aware of any fact, occurrence or event that would cause any of its representations and warranties contained in this Agreement to be inaccurate or incomplete in any material respect.
8.3 Master Project Schedule and Project Spend Plan. Buyer and Seller shall use their respective best efforts to cooperate and complete a mutually-agreeable definitive Master Project Schedule and Project Spend Plan on a TIME OF THE ESSENCE basis, but in no event later than June 30, 2021.
9.Conditions to the Closing
9.1 Conditions to the Obligations of Seller. The obligations of Seller, to consummate the Closing are subject to the satisfaction, or written waiver by the Seller (“Seller Exception Notice”), of the following conditions:
9.1.1 Representations and Warranties. The representations and warranties of Buyer contained herein, and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Effective Date as if made at and as of such time, except for (i) changes contemplated by this Agreement and the other Transaction Documents, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Effective Date.
9.1.2 Agreements and Covenants; Buyer Closing Deliverables. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it at or prior to the Effective Date. Buyer shall have delivered or caused to be delivered to Seller all of the items specified in Schedule 2.4. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.
9.1.3 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer and its Related Persons shall have been consummated as of the Effective Date, as such term is defined in applicable Transaction Documents.
9.2 Conditions to Obligations of Buyer at each Milestone Closing. The obligations of Buyer, to consummate the Closing and to fund the Second Tranche, the Third Tranche or the Fourth Tranche, as applicable, are subject to the satisfaction, or written waiver by Buyer (“Buyer Exception Notice”), of the following conditions:
9.2.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, and in any certificate or other writing delivered by Seller pursuant hereto, shall be true and correct in all material respects as of the date of the applicable Milestone Closing, except for such representations and warranties that speak to an earlier date, which shall remain true and correct as of such earlier date and except for changes resulting from any event approved by a Majority Vote of the Management Committee or the Members of Seller (as provided pursuant to the Operating Agreement), subject to and except as set forth in the Seller Disclosure Schedule delivered to Buyer on the date hereof and on the date of each Milestone Closing.
9.2.2 Agreements and Covenants; Closing Deliverables. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Effective Date. Seller shall have delivered or caused to be delivered to Buyer all of the items specified in Schedule 2.3. All material written consents, assignments, waivers or authorizations that are required as a result of the transactions contemplated by this Agreement shall have been obtained.
9.2.3 Material Adverse Effect. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental authority nor shall any such proceeding be pending. There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Seller.
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9.2.4 Consummation of Contemplated Transactions. All Contemplated Transactions involving Buyer, Seller, and their respective Related Persons shall have been consummated as of the Effective Date, as such term is defined in applicable Transaction Documents.
9.2.5 Achievement of Milestones. There shall have been a final determination (in accordance with the procedures set forth in Schedule 2.1) with respect to Seller’s timely achievement of the Milestones applicable to such Milestone Closing.
9.2.6 Successive Achievement. In respect of the Milestone Closing for the Second Tranche, Seller shall have previously and timely achieved the Phase One Objectives. In respect of the Milestone Closing for the Third Tranche, Seller shall have previously and timely achieved the Phase Two Objectives. In respect of the Milestone Closing for the Fourth Tranche, Seller shall have previously and timely achieved the Phase Three Objectives.
9.2.7 Compliance Certificate. The President or Chief Executive Officer of Seller shall have delivered to Buyer a certificate certifying that the conditions specified in this Section 9.2 have been fulfilled.
9.2.8 Management Committee Composition. Buyer shall have the right to appoint three (3) of the six (6) members of Seller’s Management Committee. As of the Closing, the Management Committee shall initially be comprised of the Principal Members and Initial Buyer Appointees. If any of the Second Tranche, Third Tranche or Fourth Tranche is not consummated, then Buyer’s right to appoint members of Seller’s Management Committee shall decrease from the right to appoint three (3) members to the right to appoint one (1) member.
9.2.9 Officers. As of the Closing, Seller’s officers shall have entered into the Principal Employment Agreements.
9.2.10 Absence of Other Events. Buyer shall have the right to terminate its obligation to complete any Milestone Closing if, prior to the occurrence thereof, any of the following occurs: (i) Seller consummates a liquidation event or undergoes a change of control, (ii) a binding underwriting agreement for the pricing of an initial public offering of Seller is executed, in which case Buyer may terminate its obligations hereunder immediately prior to, or contingent upon, such closing; or (iii) Seller (a) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (b) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (c) makes an assignment for the benefit of creditors, (d) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any Insolvency Law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (e) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.
10.Termination
10.1 Termination. This Agreement may be terminated upon the occurrence of one or more Events of Default by written notice of the Party asserting Breach hereunder. In the event of a termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders or members except that nothing herein shall relieve any party from liability for any Breach hereof occurring prior to termination. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.
10.2 Events of Default. For purposes of this Agreement, an “Event of Default” shall be construed to mean the occurrence of one or more of the following events of Breach by any Party after the date hereof that remains uncured thirty (30) days following written notice of default (each, a “Default Notice”) to the breaching Party(ies) (“Breaching Party” or “Breaching Parties”) from any one or more non-breaching Party(ies) (“Non-Breaching Party” or “Non-Breaching Parties”):
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10.2.1 Payment Default. If any Breaching Party shall, for any reason, fail to comply with any payment obligations as and when due;
10.2.2 Representations. If any representation or warranty made by or on behalf of any Breaching Party, whether contained in this Agreement, or in any other Transaction Document with one or more of the Non-Breaching Parties, and which the Non-Breaching Party(ies) asserting Breach has (or have) proven to have been false or incorrect in any material respect when made;
10.2.3 Voluntary Insolvency Proceedings. If Breaching Party shall (i) apply for or consent to or acquiesce in the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy laws of the United States of America (as now or hereafter in effect) or any similar foreign law, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing;
10.2.4 Involuntary Insolvency Proceedings. A proceeding or case shall be commenced, without the application or consent of the non-Breaching Party in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts of the Breaching Party, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of the Breaching Party, or of all or any part of any of their assets, (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, for a period of ninety (90) days; or (iv) any order for relief against the Breaching Party, shall be entered in an involuntary case under bankruptcy laws of the United States of America, or any similar foreign law, and shall continue undismissed for a period of ninety (90) days;
10.2.5 Divestiture of Assets. If any order, judgment, or decree shall be entered in any proceeding requiring Breaching Party to divest itself of any material part of its assets, and if, within forty-five (45) days after entry thereof (unless or until enforcement is sooner commenced), such order, judgment or decree shall not have been discharged or execution thereof stayed pending appeal, or if, within ten (10) days after the expiration of any such stay (unless or until enforcement is sooner commenced), such judgment, order or decree shall not have been discharged; or
10.2.6 Cross Default. The occurrence of any default or Event of Default under any Transaction Document.
11.General Terms and Conditions
11.1 Modifications. Any Transaction Documents may be modified only in a writing that specifically refers to the proposed modification and applicable Transaction Document(s), and which is signed by an authorized representative of each Party.
11.2 Mediation; Governing Law; Consent to Jurisdiction. Any controversy, dispute or claim arising out of or relating to this Agreement (each, a “Dispute”), if not settled by direct negotiation between the parties, shall, at the written request of any applicable party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure then in effect, except as modified herein.  The mediation shall be held in Jackson County, Wyoming, or such other place as the applicable parties may mutually agree.  The applicable parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the applicable parties within twenty (20) days of receipt by a party of a Mediation Request, then either party may request (on written notice to the other applicable party or parties) that CPR appoint a mediator in accordance with the CPR Mediation Procedure.  All mediation shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the applicable parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another party in the mediation proceedings or about the existence, contents or results of the mediation
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without the prior written consent of such other applicable party, except in the course of a judicial or regulatory proceeding or as may be required by applicable law or securities exchange rules or requested by a governmental authority or securities exchange.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other applicable party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.  If the Dispute has not been resolved within the earlier of sixty (60) days after the appointment of a mediator or ninety (90) days after receipt by a party of a Mediation Request, or within such longer period as the applicable parties may agree to in writing, then each of the parties shall retain the right to submit the Dispute to binding arbitration or litigation; provided, that if one applicable party fails to participate in the mediation for thirty (30) days after the appointment of a mediator, the other applicable parties may commence arbitration or litigation prior to the expiration of the time periods set forth above. Notwithstanding anything stated to the contrary herein, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents, after application of this Section 11.2, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Wyoming. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the state of Wyoming.
11.3 Assignment. This Agreement shall not be assigned by operation of law or otherwise in the absence of the prior written consent of each the Parties hereto.
11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with confirmation of receipt) to the parties at the below address (or at such other address for a party as shall be specified by like notice). Notice shall be deemed effective upon the earlier of (a) actual receipt, (b) one business day following transmission by electronic mail or commercial overnight delivery services, or (c) three business days following registered or certified mail.
11.5 Severability. In the event that any provision of this Agreement is held to be unenforceable by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties so closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
11.6 Entire Agreement. This Agreement, the Transaction Documents, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Seller Disclosure Schedule, and the other Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.
11.7 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.
11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reasons of this Agreement.
11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right to be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial
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exercise of any such right preclude any other or further exercise thereof or of any other right. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
11.10 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, such as, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Membership Interest Purchase Agreement.

QUANTUM GENERATIVE MATERIALS LLC

By: ___________________________
Name: Philip Plough
Title: Chief Executive Officer

COMSTOCK MINING INC.

By: ___________________________
Name: Corrado DeGasperis
Title: Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

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INDEX OF SCHEDULES AND EXHIBITS
Schedules
Schedule 1.0    Certain Definitions
Schedule 2.1    The Acquisition
Schedule 2.3    Seller Closing Deliveries
Schedule 2.4    Buyer Closing Deliveries
Schedule 3.1    Seller Disclosure Schedule

Exhibits
Exhibit A    Letter Agreement
Exhibit B    Seller’s Corporate Documents
Exhibit C    Disbursement Instructions
Exhibit D    Seller Units

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SCHEDULE 1.0
CERTAIN DEFINITIONS
ACME Agreement shall have the meaning set forth in the Confidential Side Letter.
Acquisition shall mean the transactions described in Schedule 2.1.
Action shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any governmental authority.
Adverse Consequences shall mean all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.
Affiliate shall mean any Person directly or indirectly controlling, controlled by or under common control with the specified Party or Person. For purposes of this definition, the term control including the terms controlling, controlled by and under common control with means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.
Agreement has the meaning set forth in the preface.
Approval means those certain Governmental Authorizations, if any, to be obtained by Seller on or before the Closing in the name of Seller from any Governmental Body having jurisdiction over the Properties, or the Business.
Basis shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Breach shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, limited liability company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure
Breaching Party and Breaching Parties has the meaning set forth in Section 10.2.
Business shall mean the operating and other activities currently conducted in the ordinary course of the applicable entity’s business.
Business Day means any day other than a Saturday or Sunday or any other day on which banks in Wyoming are permitted or required by Legal Requirement to be closed.
Business Plan means the business plan for Seller, which shall be initially substantially comprised of the Master Project Schedule and Project Spend Plan.
Buyer has the meaning set forth in the preface.
Buyer Exception Notice has the meaning set forth in Section 9.2.
Buyer Indemnified Persons has the meaning set forth in Section 7.3.3.
Closing has the meaning set forth in Section 2.2.
Code means the Internal Revenue Code of 1986, as amended.
Confidential Information shall mean any information relating to the business or affairs of Seller which is not generally known to the public, including, but not limited to, the Intellectual Property Assets, the Business Plan, the Master Project Schedule, the Project Spend Plan, the existence and nature of all activities in furtherance of the QGM Goal, product or business plans, improvements and developments, Seller financial statements, customer and
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potential customer identities, names and qualifications of Seller employees and suppliers, pricing methodologies and profit margins, competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Seller in connection with its business, and the existence and terms of the ACME Agreement and this Agreement.
Consent shall mean any approval, consent, ratification, waiver or other authorization.
Contemplated Transactions shall mean all of the transactions contemplated by this Agreement and Transaction Documents.
Contract means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
Current Litigation Matters has the meaning set forth in Section 3.6.
Default Notice has the meaning set forth in Section 10.2.
Developments means all improvements, developments, inventions, concepts, techniques, processes, discoveries and ideas related to the Intellectual Property Assets (including but not limited to any improvements to any current or hereafter existing QGM Principal Interests, QGM Patent Rights or QGM Know-How) conceived or reduced to practice by Seller solely or jointly with one or more Affiliates or other third parties at any time prior or subsequent to execution of this Agreement, including, without limitation, under the Joint Development Agreements.
Disbursement Instructions has the meaning set forth in Exhibit C.
Effective Date has the meaning set forth in the preface and Section 2.2.
Event of Default has the meaning set forth in Section 10.2.
Fourth Tranche has the meaning set forth in Section 2.1.4 of Schedule 2.1 hereto.
GAAP or Generally Accepted Accounting Principles means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.
Governmental Authorization means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.
Governmental Body means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, county, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (v) Indian tribal authority; (vi) multinational organization or body, or (vii) official of any of the foregoing.
Improvements means all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, all of which are included in the Properties.
Indebtedness or Debt means: (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to Seller is liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which Seller assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by Seller (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with
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respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Seller assures a creditor against loss; (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Seller Units; (i) any unsatisfied obligation for withdrawal liability to a Multiemployer Plan as such terms are defined under ERISA; (j) the deficit or negative balance, if any, in Seller’s checking account; and (k) any credit card debt.
Indemnified Person has the meaning set forth in Section 7.3.6.
Indemnifying Person has the meaning set forth in Section 7.3.6.
Initial Funding has the meaning set forth in Section 2.1.1 of Schedule 2.1 hereto.
Initial Buyer Appointees mean Corrado DeGasperis, Kevin Kreisler, and Tracy Saville.
Insolvency Laws means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
Intangible Personal Property means all intangible property used or held for use by Seller, of whatever type or description, including (a) the business as a going concern; (b) goodwill of Seller; (c) all files, records and correspondence; (d) telephone numbers, telecopy numbers; (e) all rights in Internet web sites and Internet domain names presently used by Seller, and links; (f) all registered and unregistered copyrights in both published works and unpublished works; (g) all names or trade names of or used by Seller, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (h) all Intellectual Property Assets, including, without limitation, all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (i) all right, title and interest in and to all Seller documents, Seller Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of Seller.
Intellectual Property Assets means all current and hereafter existing QGM Principal Interests, QGM Patent Rights, QGM Know-How, Developments, Confidential Information, and other proprietary information or rights owned by Seller and/or the QGM Subsidiaries, in each case relating to the QGM Field.
IRS means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
Joint Development Agreements shall have the meaning set forth in the Alpha Affiliate Side Letter.
Know-How means any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, Confidential Information, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed. and all intellectual property rights pertaining thereto. The term Know-How shall also be construed to mean any and all Developments, whether conceived or reduced to practice solely or jointly with one or more third parties.
Knowledge means, when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the businesses of such Party, or in the case of Seller, the ownership and operation of Seller, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any
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individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.
Legal Requirement means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
Liability means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.
Lien or Liens means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.
Management Committee means the Management Committee of Seller and shall have the meaning given to such term in the Operating Agreement.
Majority Vote shall have the meaning given to such term in the Operating Agreement.
Master Project Schedule shall have the meaning set forth in the Confidential Side Letter.
Material Adverse Effect or Material Adverse Change means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the applicable Party, taken as a whole, including the ability for such Party to own, construct, operate and develop its business, the transfer or issuance, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement or reasonably necessary to the continued operation of the applicable Party’s business, or on the ability of either Party to timely consummate the Contemplated Transactions, except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the business of the applicable Party and the industry in which it competes, and (b) public or industry knowledge of the Contemplated Transactions.
Milestone Closing shall mean a closing at which Buyer, or its designee funds a Milestone Payment.
Milestone Payment means the Second Tranche, the Third Tranche, and the Fourth Tranche, as the context may require, to be paid upon Seller’s realization of the applicable Milestone.
Milestone Notice means written notice from Seller that the Management Committee has determined that Seller has timely achieved any Milestone hereunder (as applicable.
Milestones mean the Phase One Objectives, Phase Two Objectives, Phase Three Objectives, and Phase Four Objectives, as such terms are defined in Schedule 2.1 hereto.
Multiemployer Plan has the meaning set forth in ERISA Section 3(37).
Non-Breaching Party and Non-Breaching Parties has the meaning set forth in Section 10.2.
Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
Operating Agreement means the Limited Liability Company Management and Operating Agreement of Seller, dated June 24, 2021.
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Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
Ordinary Course of Business means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii), is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).
Organizational Documents means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement; and (iv), any amendment to any of the foregoing.
Party and Parties has the meaning set forth in the preface.
Patents means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
Permits has the meaning set forth in Section 3.14.
Permitted Designee shall mean, as applicable, the designee or assignee of a Party hereto.
Permitted Encumbrances has the meaning set forth in Section 3.9.
Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity, Governmental Body (or any department, agency, or political subdivision thereof).
Phase One Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Two Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Three Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Four Objectives shall have the meaning set forth in the Confidential Side Letter.
Principal Members shall have that meaning set forth in the Confidential Side Letter.
Principal Employment Agreements means each of those employment agreements, each dated June 24, 2021, entered into by Seller with each of the Principal Members.
Proceeding means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.
Project Spend Plan shall have the meaning set forth in the Confidential Side Letter.
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Property or Properties has the meaning set forth in the background facts described in the Seller Disclosure Schedule hereto, including, without limitation, the Tangible Personal Property, Intellectual Property Assets, and Intangible Personal Property.
Purchased Equity has the meaning set forth in Section 1.0 of Schedule 2.1 hereto.
Purchase Price has the meaning set forth in Section 2.0 of Schedule 2.1 hereto.
Purchase Price Tranche shall mean the Initial Funding, Second Tranche, Third Tranche and/or Fourth Tranche, as the circumstances may require.
QGM Field shall have the meaning set forth in the Confidential Side Letter.
QGM Goal shall have the meaning set forth in the Confidential Side Letter.
QGM Know-How shall have the meaning set forth in the Confidential Side Letter.
QGM Patent Rights shall have the meaning set forth in the Confidential Side Letter.
QGM Principal Interests shall have the meaning set forth in the Confidential Side Letter.
QGM Subsidiaries shall have the meaning set forth in the Confidential Side Letter.
Real Property Lease means (i) any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the Improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof or (ii) any lease or rental agreement pertaining to the occupancy of any improved space on any real property.
Regulation D has the meaning set forth in the preface.
Related Person means: (i) with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) control (including controlling, controlled by, and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the Family of an individual includes (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv), any other natural person who resides with such individual; and (c), Material Interest means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
Representative means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
Second Tranche has the meaning set forth in Section 2.1.2 of Schedule 2.1 hereto.
Securities Act has the meaning set forth in the preface.
Seller has the meaning set forth in the preface.
Seller Account(s) means that bank account(s) set forth in the Disbursement Instructions stated in Exhibit C.
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Seller Acquisition Statement has the meaning set forth in Section 7.1.
Seller Assets has the meaning set forth in Section 3.10.
Seller Business means the creation of breakthrough materials using proprietary quantum algorithms.
Seller Disclosure Schedule shall mean the disclosure schedule set forth in Schedule 3.1.
Seller Exception Notice has the meaning set forth in Section 9.1.
Seller Indemnified Persons has the meaning set forth in Section 7.3.2.
Seller Units has the meaning set forth in the preface, as represented by the following issued and reserved Certificates of Membership Interests attached hereto in Exhibit D:
Certificate No. 106     representing 15,000 Seller Class A Common Units, which shall be executed, issued, and delivered at Closing in exchange for the Initial Funding, on and subject to the applicable terms and conditions hereof;
Certificate No. 107     representing 15,000 Seller Class A Common Units, which shall be executed, issued, and delivered upon payment of the Second Tranche hereunder, on and subject to the applicable terms and conditions hereof;
Certificate No. 108    representing 10,000 Seller Class A Common Units, which shall be executed, issued, and delivered upon payment of the Third Tranche hereunder, on and subject to the applicable terms and conditions hereof; and,
Certificate No. 109    representing 10,000 Seller Class A Common Units, which shall be executed, issued, and delivered upon payment of the Fourth Tranche hereunder, on and subject to the applicable terms and conditions hereof.
Tangible Personal Property means the tangible personal property itemized on in Section 3.9.1 of the Seller Disclosure Schedule, and all other tangible personal property used or useful in the Seller Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on the books of Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
Tax or Taxes means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
Tax Return means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
Third Tranche has the meaning set forth in Section 2.1.3 of Schedule 2.1 hereto.
Transaction Documents shall mean this Agreement, the documents set forth on Schedule 2.3 and Schedule 2.4 of this Agreement, and any and all other documents, instruments and certificates executed, delivered and/or issued before, at and after Closing in connection herewith and therewith and all further actions and transactions included in the Contemplated Transactions, including all schedules and exhibits hereto and thereto, each of which are hereby incorporated by reference herein.
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Units has the meaning set forth in Section 3.2.

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SCHEDULE 2.1
THE ACQUISITION
On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at each Milestone Closing thereafter, Buyer shall pay the applicable Purchase Price Tranche to Seller and/or Seller’s Permitted Designee(s) in exchange for the sale, assignment, transfer, and delivery of the Purchased Equity to Buyer and/or Buyer’s Permitted Designee in accordance with the terms of this Schedule 2.1. As used herein, the term “Acquisition” shall mean and refer to the purchase of the Purchased Equity in exchange for payment of the Investment Amounts stated herein.
1.Purchased Equity. As used herein, the term “Purchased Equity” shall mean the Seller Units issuable to Buyer and/or Buyer’s Permitted Designee at the Closing and the Milestone Closings in exchange for the Purchase Price in accordance with the terms of this Schedule 2.1 and, as applicable, the Agreement and Transaction Documents.
2.Purchase Price. Buyer shall purchase the Seller Units at a rate equal to $1,000.00 per Seller Unit, corresponding to a total of $50,000,000.00 at the Post-Money Valuation (“Purchase Price”), on and subject to the terms and conditions stated in this Schedule 2.1.
2.1. Tranches. The Purchase Price shall be paid in the form of immediately available U.S. cash funds, shares of Buyer’s common stock, and proceeds deriving from shares of Buyer’s common stock in four tranches, as follows:
2.1.1. Initial Funding. Buyer shall purchase 15,000 Seller Units at the Closing (“Closing Units”) in exchange for $15,000,000.00 (“Initial Funding”), which shall be used by Seller in its execution and realization of the first phase (“First Phase”) of Intermediate Objectives set forth in the Master Project Schedule (“Phase One Objectives”), and which shall be comprised of the following amounts:
2.1.1.1 $5,000,000.00, in the form of immediately available U.S. cash funds (“Closing Cash Payment”), which shall be wired to the Seller Account(s) on the following schedule:
2.1.1.1.1. $2,000,000.00, at Closing;
2.1.1.1.2. $1,500,000.00, on August 31, 2021; and,
2.1.1.1.3. $1,500,000.00, on October 31, 2021.
2.1.1.2. $10,000,000.00 (“Closing Stock Payment”), in the form of 3,000,000 temporarily restricted Buyer common shares (“Buyer Common Stock”), which shall be issued and delivered to escrow at the Closing.
2.1.2. Second Tranche. Buyer shall purchase an additional 15,000 Seller Units upon completion by Seller of the First Phase and realization of the Phase One Objectives, in exchange for $15,000,000.00 (“Second Tranche”), which shall be used by Seller in its execution and realization of the second phase (“Second Phase”) of Intermediate Objectives set forth in the Master Project Schedule (“Phase Two Objectives”).
2.1.3. Third Tranche. Buyer shall purchase an additional 10,000 Seller Units upon completion by Seller of the Second Phase and realization of the Phase Two Objectives, in exchange for $10,000,000.00 (“Third Tranche”), which shall be used by Seller in its execution and realization of the third phase (“Third Phase”) of Intermediate Objectives set forth in the Master Project Schedule (“Phase Three Objectives”).
2.1.4. Fourth Tranche. Buyer shall purchase an additional 10,000 Seller Units upon completion by Seller of the Third Phase and realization of the Phase Three Objectives, in exchange for $10,000,000.00 (“Fourth Tranche”), which shall be used by Seller in its execution and realization of the fourth phase (“Fourth Phase”) of Intermediate Objectives set forth in the Master Project Schedule (“Phase Four Objectives”).
2.1.5. Subsequent Tranche Mechanics. Buyer and Buyer shall have the right to pre-pay any portion of any Tranche after the Initial Funding (each, a “Subsequent Tranche”) at any time for the benefit of Buyer, by depositing additional shares of Buyer common stock into escrow in anticipation of Seller’s realization of
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the Phase One Objectives, Phase Two Objectives, and/or Phase Three Objectives (each, a “Subsequent Stock Payment”); provided, however, that, if Buyer and Buyer desire to use Buyer common stock on the terms provided herein for any such Tranche, then no less than one-third of each applicable Subsequent Tranche shall be available and paid in cash upon realization of the Milestone.
2.2. Application of Closing Stock Payment. The Buyer Common Stock will be available for deposit, clearance, and sale at Seller’s discretion commencing 180 days after Closing. 100% of the sales proceeds received upon sale of the Buyer Common Stock, net of applicable brokerage fees and other commercially reasonable costs of sale (“Net Sales Proceeds”), shall be applied against the Purchase Price amounts payable by Buyer hereunder, on and subject to the terms and conditions hereof. For purposes of clarity, Seller shall not be responsible for taxes or brokerage fees associated with monetizing the Buyer Common Stock.
2.2.1. Protected Amount. The Closing Cash Payment and Net Sales Proceeds shall have a guaranteed cash value to Seller that is equal to the $15,000,000.00 Initial Funding portion of the Purchase Price (“Protected Amount”). Buyer and Buyer shall provide additional cash proceeds as reasonably necessary up to the Protected Amount to implement the Phase One Objectives, in the event and to the extent that the Net Sales Proceeds are delayed, or are in any respect insufficient to cover the amounts stated in the final Project Spend Plan, as and when scheduled therein.
2.2.2. Surplus Proceeds. Any Net Sales Proceeds received by Seller more than the Protected Amount (“Surplus Proceeds”) shall be deposited and held in escrow, where they will be held for release on the following schedule:
2.2.2.1. first, to the amounts payable by Buyer to Seller for the Second Tranche upon realization of the Phase One Objectives;
2.2.2.2. second, to the amounts payable by Buyer to Seller for the Third Tranche upon realization of the Phase Two Objectives; and,
2.2.2.3. third, to the amounts payable by Buyer to Seller for the Fourth Tranche upon realization of the Phase Three Objectives; provided, however, that
2.2.2.4. any Net Sales Proceeds received by Seller more than $50,000,000.00, when taken with the Closing Cash Payment, shall be returned to Buyer, unless otherwise agreed to by the Parties. If the Phase One Objectives are not met within five (5) years of the Closing, and Seller cannot proceed, any excess proceeds above the Initial Funding shall be returned to Buyer, and Buyer shall have the right to terminate this Agreement.
2.2.3. Cash Basis Release From Escrow. The Closing Units shall be issued in the name of Buyer and held in escrow at Closing, from which the Closing Units shall be released to Buyer based on the percentage of the total Initial Funding that Seller receives in cash, after accounting for the Closing Cash Payment and Net Sales Proceeds up to the Protected Amount; such that, for example, an amount of Closing Units equal to the Closing Cash Payment divided by the Initial Funding, times 15,000 shall be available for release at Closing. Thereafter, the remaining Closing Units shall be released to Buyer on a proportionate basis as the balance of the Initial Funding is received by Seller in cash, on and subject to the terms and conditions hereof.
2.2.4. Subsequent Stock Payments. Substantially the same provisions of this Section 2.2 shall apply on a proportionate basis to any issuances and sales of Subsequent Stock Payments that may occur hereunder, such that the term Net Sales Proceeds shall be automatically construed to include 100% of the sales proceeds received upon sale of the Subsequent Stock Payments, net of applicable brokerage fees and other commercially reasonable costs of sale; the term Protected Amount shall be automatically construed to cover the full amount of each applicable Tranche; and, the term Surplus Proceeds shall be automatically construed to cover Net Sales Proceeds received by Seller in excess of the Protected Amount, after taking into account all sales of Subsequent Stock Payments. For purposes of clarity, Seller shall not be responsible for taxes or brokerage fees associated with monetizing the Buyer Common Stock.
2.3. Milestone Confirmation. Notwithstanding the foregoing, in the event Buyer in good faith disputes Seller’s achievement of any Milestone, the deadline for funding the applicable Milestone Payment shall be extended
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to thirty (30) days from the date of the final determination of such dispute in accordance with the procedures set forth on this Schedule 2.1. Buyer shall have fifteen (15) Business Days from receipt of a Milestone Notice to either accept or reject Seller’s determination that it has timely achieved the applicable Milestone. If Buyer has any objections to Seller’s determination regarding its achievement of the applicable Milestone, such objections shall be delivered in a written statement to Seller (an “Objection Notice”) describing in reasonable detail the rationale for such objections. If Buyer does not timely deliver an Objection Notice, Buyer shall be deemed to have accepted that Seller has achieved the applicable Milestone, and Buyer shall be obligated to fund the applicable Milestone Payment by the applicable due date, after application of any Surplus Proceeds. Following Seller’s receipt of an Objection Notice, Seller and Buyer shall first exercise commercially reasonable efforts to resolve any dispute about Seller’s achievement of the applicable Milestone between themselves for a period of ten (10) Business Days. Failing such a resolution, Seller and Buyer shall select a technical expert mutually acceptable to them (the “Joint Expert”) to resolve any remaining dispute. If Seller and Buyer are unable to agree on the choice of Joint Expert within ten (10) Business Days, then Seller and Buyer shall each select one expert and those two experts shall jointly select a third expert unaffiliated with either Seller or Buyer (the “Independent Expert”) to finally determine the dispute. The determination of the Joint Expert or the Independent Expert (as applicable) will be set forth in writing in reasonable detail within fifteen (15) Business Days of the appointment of the Joint Expert or Independent Expert, as applicable, and will be conclusive and binding upon the Parties. To the extent the Joint Expert or the Independent Expert determines that Seller has timely achieved the applicable Milestone, then Buyer shall be solely responsible for paying the fees and expenses of the expert. Otherwise, the fees and expenses of the expert shall be borne solely by Seller.
2.4. Participation Rights. Buyer shall have a non-transferable exclusive right to participate in any additional financing sought by Seller in addition to the Purchase Price, at a rate based on Buyer’s equity ownership percentage in Seller, and a non-transferable exclusive right of first refusal to provide financing to Seller in excess of such amounts, including reasonable favored nation and such other terms as are customary to seed round equity and strategic investors, pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement (the “ROFR and Co-Sale Agreement”) executed and delivered by the Parties on even date herewith.
2.5. Trigger Event. Notwithstanding anything stated herein to the contrary, Seller shall have the right to seek capital directly from third parties if Buyer (i) does not pay any of the Purchase Price, (ii) declines to participate in financing after fully paying the Purchase Price, or (iii), after receiving reasonable written notice and opportunity to cure, fails to cure any material breach of this Agreement or the Operating Agreement (“Trigger Event”).

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